Filed under Rule 424(b)(2), File No. 333-213439

Preliminary Pricing Supplement No. 2 - Dated Monday, May 22, 2017 (To: Prospectus dated September 1, 2016 and Prospectus Supplement Dated: May 15, 2017)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
92346MAD3	[]	100.00%	1.450%	[]	Fixed	3.100%	Semi-Annual	06/15/2024	12/15/2017	$16.62	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 6/15/2018 and any time thereafter with 30 Calendar Days Notice.
92346MAE1	[]	100.00%	3.000%	[]	Fixed	4.500%	Semi-Annual	06/15/2037	12/15/2017	$24.13	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 6/15/2021 and any time thereafter with 30 Calendar Days Notice.
Verizon Communications Inc.				Offering Date: Monday, May 22, 2017 through Tuesday, May 30, 2017							Verizon Communications Inc.
One Verizon Way				Trade Date: Tuesday, May 30, 2017 @ 12:00 PM ET							Verizon InterNotes ®
Basking Ridge, New Jersey 07920-1097				Settle Date: Friday, June 2, 2017
				Minimum Denomination/Increments: $1,000.00/$1,000.00							Prospectus dated September 1, 2016 and Prospectus
				Initial trades settle flat and clear SDFS: DTC Book Entry only							Supplement Dated: May 15, 2017
DTC Number 0235 via RBC Dain Rauscher Inc

Joint Lead Manager and Lead Agent: Incapital

Agents: BofA Merrill Lynch, Citigroup, Morgan Stanley, RBC Capital Markets, Wells Fargo Advisors

Except for Notes sold to level-fee accounts, Notes offered to the public will be offered at the public offering price set forth in this Pricing Supplement. Agents purchasing Notes on an agency basis for non-level fee client accounts shall purchase Notes at the public offering price. Notes purchased by the Agents for their own account may be purchased at the public offering price less the applicable concession. Notes purchased by the Agents on behalf of level-fee accounts may be sold to such accounts at the applicable concession to the public offering price, in which case, such Agents will not retain any portion of the sales price as compensation.

If the maturity date or an interest payment date for any note is not a business day (as defined in the prospectus supplement), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

The Verizon InterNotes® will be represented by a Master Note in fully registered form, without coupons. The Master Note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC, as depository, or another depository as may be named in a subsequent pricing supplement.